Filed pursuant to Rule 433

August 10, 2020

Relating to

Preliminary Prospectus Supplement dated August 10, 2020 to

Prospectus dated February 26, 2018

Registration Statement No. 333-223226

Kimco Realty Corporation

Pricing Term Sheet

$400,000,000 1.900% Notes due 2028

Issuer:	Kimco Realty Corporation

Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services

Aggregate Principal Amount Offered Hereby:	$400,000,000

Pricing Date:	August 10, 2020

Settlement Date:

August 24, 2020 (T+10)

The settlement date of August 24, 2020 is the tenth business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Maturity Date:	March 1, 2028

Interest Payment Dates:	March 1 and September 1, commencing on March 1, 2021 (long first coupon)

Coupon:	1.900%

Price to Public:	99.554% of the principal amount

Proceeds to Issuer (before expenses and the underwriting discount):	$398,216,000

Use of Proceeds:	The issuer intends to use the net proceeds from this offering to redeem all of its outstanding 2021 Notes and for general corporate purposes.

Benchmark Treasury:	0.375% due July 31, 2027

Benchmark Treasury Yield:	0.414%

Spread to Benchmark Treasury:	+155 bps

Yield to Maturity:	1.964%

Redemption Provisions:

Make-whole Call:	Prior to January 1, 2028, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+25 bps).

Par Call:	At any time on or after January 1, 2028, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AX7 / US49446RAX70

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC

Senior Co-Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 26, 2018 as supplemented by a preliminary prospectus supplement dated August 10, 2020) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 and U.S. Bancorp Investments, Inc. toll-free at 1-877-588-2607.